Filed Pursuant to Rule 424(b)(7)
Registration No. 333-192803

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus do not constitute an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 18, 2015

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 22, 2014

3,500,000 Shares

Common Stock

The selling stockholders are offering 3,500,000 shares of our common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “RNDY.” The last reported sale price of our common stock on the New York Stock Exchange on May 15, 2015 was $4.76 per share.

The underwriter has an option to purchase a maximum of 525,000 additional shares from the selling stockholders to cover over-allotment of shares.

Investing in our common stock involves risks. See “Risk Factors ” beginning on page S-9 of this prospectus supplement and any risk factors described in the documents we incorporate by reference.

Price $         Per Share

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholders
Per Share	$	$	$
Total	$	$	$

Delivery of the shares of common stock will be made on or about                        , 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this prospectus supplement is                        , 2015.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus together with the information incorporated therein by reference. See “Incorporation by Reference of Certain Documents” in this prospectus supplement and the accompanying prospectus.

We, the selling stockholders and the underwriter have not authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus relating to this offering. We, the selling stockholders and the underwriter do not take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. We, the selling stockholders and the underwriter are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus, or the information we previously filed with the U.S. Securities and Exchange Commission (the “SEC”) that is incorporated by reference here or therein, is accurate as of any date other than its respective date.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation by Reference of Certain Documents” in this prospectus supplement and the accompanying prospectus.

Unless the context specifically indicates otherwise, references in this prospectus supplement to: (1) “Roundy’s,” the “Company,” “we,” “us” and “our” refer to Roundy’s, Inc., a Delaware corporation, and its consolidated subsidiaries and, to the extent applicable, their respective predecessors, (2) “RSI” refers to Roundy’s Supermarkets, Inc., our principal operating subsidiary, and (3) “common stock” refers to the common stock, $0.01 par value per share, of Roundy’s, Inc.

BASIS OF PRESENTATION

Our fiscal year is the 52 or 53 week period ending on the Saturday nearest to December 31. For the last three completed calendar years, our fiscal year ended on December 29, 2012, December 28, 2013 and January 3, 2015. For ease of reference, we identify our fiscal years in this prospectus supplement by reference to the calendar year ending nearest to such date. For example, “fiscal 2014” refers to our fiscal year ended January 3, 2015. Our fiscal years include 12 reporting periods, with an additional week in the eleventh reporting period for fiscal years that have 53 weeks. Fiscal 2012 and 2013 each included 52 weeks and fiscal 2014 included 53 weeks.

TRADEMARKS AND TRADENAMES

This prospectus supplement includes our trademarks and service marks, Roundy’s® and Pick 'n Save®, which are protected under applicable intellectual property laws and are the property of the Company or its subsidiaries. This prospectus supplement also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus supplement may appear without the ® or TM symbols. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including the more detailed information regarding the Company, the common stock being sold in this offering and our consolidated financial statements and the related notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Some of the statements in this summary constitute forward-looking statements, with respect to which you should review the section of this prospectus supplement entitled “Forward-Looking Statements.”

ROUNDY’S, INC.

Company Overview

We are a leading Midwest supermarket chain founded in 1872. We have achieved leading market positions in our Wisconsin markets and are the largest grocery retailer in the state of Wisconsin by net sales for fiscal 2013, based on comparative data that we obtained from Metro Market Studies, Grocery Distribution Analysis and Guide, 2014. As of April 4, 2015, we operated 149 grocery stores in Wisconsin and Illinois under the Pick 'n Save, Mariano’s, Copps and Metro Market retail banners, which are served by our two strategically located distribution facilities and our food processing and preparation commissary.

Our stores, which average approximately 63,000 square feet, offer all of the products and services found in a conventional supermarket, including nationally branded food products and own-brand products. In addition, our stores feature expansive meat, produce, deli and other perishable products and specialty and prepared foods departments, which represent higher growth and margin categories. We also offer a broad line of health and beauty care products and a large selection of seasonal merchandise to maximize the conveniences offered to our customers. Substantially all stores have full-service deli, meat, seafood and bakery departments, and 99 stores feature full-service pharmacies.

We have focused on leveraging our strong brand names, high level of customer service, high quality perishables and strategically located stores, to increase market share. We believe the Pick ‘n Save banner maintains the number one market share position in the Milwaukee metropolitan area. Additionally, through the Pick ‘n Save and Copps banners, we believe we also maintain the number one market share position in several other large Wisconsin markets, including Madison, Racine and Oshkosh.

Our Mariano’s and Metro Market specialty food retail banners combine our value oriented conventional offering with an enhanced selection of full-service premium perishable and prepared food departments.

•	Mariano’s. We entered the Chicago market in July 2010 through the opening of our first Mariano’s store in Arlington Heights, Illinois. As of April 4, 2015, we had opened 30 stores in the Chicago market and secured 10 leases for future stores in attractive locations. During fiscal 2014, we continued our expansion in Chicago by opening a total of 16 stores, including 11 former Dominick’s stores that were acquired from Safeway in December 2013. During the first quarter of 2015, we opened one additional Mariano’s store in the Chicago market. We believe Mariano’s brings an innovative format to the Chicago market, with its expanded variety of produce and other perishables, unique specialty departments and superior customer service within an inviting ambiance.

•	Metro Market. We opened our first Metro Market store in August 2004 primarily to serve downtown Milwaukee apartment and condominium residents. The Metro Market store format features an expanded variety of produce, meat and prepared food offerings, coupled with exceptional customer service. We opened our second Metro Market store in March 2010 and our third in February 2011. Both of these additional locations are in suburbs of Milwaukee. We opened our fourth Metro Market in June 2014 in Madison, Wisconsin. All Metro Market stores operate in-store pharmacies.

Going forward, we plan to continue to maintain our market leadership in Wisconsin, grow the Mariano’s banner and increase our cash flow. We intend to maintain our market leadership in Wisconsin by continuing to focus on price competitiveness, improving our marketing efforts, selectively remodeling and relocating existing stores and enhancing and expanding our own-brand, perishable and prepared food offerings. In addition, we intend to continue our expansion into the Chicago market. Given its favorable competitive dynamics and attractive demographics, including a large population and above average household income, we believe the Chicago market provides us with a compelling expansion opportunity. We also plan to continue to support our operating margins and cash flow generation by implementing cost reduction measures, including initiatives to reduce inventory shrink and improve labor productivity throughout our operations, and by focusing on higher margin products.

For fiscal 2013 and 2014 and the thirteen weeks ended April 4, 2015, we generated net sales from continuing operations of approximately $3.35 billion, $3.86 billion and $981.9 million, respectively, and Adjusted EBITDA from continuing operations of approximately $146.1 million, $119.4 million and $30.2 million, respectively. For a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, see Note (4) to the tables included in “—Summary Historical Consolidated Financial and Operating Data.”

Corporate Information

Roundy’s, Inc. is a Delaware corporation, originally incorporated in April 2010. Our corporate headquarters are located at 875 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Our telephone number is (414) 231-5000. Our website address is http://www.roundys.com. The information on our website is not deemed, and you should not consider such information, to be part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following summary contains basic information about this offering. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus.

Common stock offered by the selling stockholders	3,500,000 shares.

Option to purchase additional shares from the selling stockholders	525,000 shares.

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholders, including the shares to be sold if the underwriter exercises its option to purchase additional shares.

Risk factors	Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended January 3, 2015, which is incorporated by reference in this prospectus supplement, for a discussion of factors you should carefully consider before investing in shares of our common stock.

New York Stock Exchange symbol	“RNDY”

As of May 2, 2015, there were 49,391,425 shares of our common stock outstanding. This number excludes, as of May 2, 2015:

•	4,068,606 shares of our common stock issuable upon the vesting of restricted stock units; and

•	an aggregate of 3,949,438 shares of our common stock reserved for future grants under the Roundy’s, Inc. 2015 Incentive Compensation Plan (the “2015 Incentive Compensation Plan”).

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables summarize our financial and operating data as of the dates and for the periods indicated. We have derived the summary consolidated financial data for the fiscal years ended December 29, 2012, December 28, 2013 and January 3, 2015 from our audited consolidated financial statements for such years and for the thirteen weeks ended March 29, 2014 and April 4, 2015 from our unaudited consolidated financial statements for such periods. Our audited consolidated financial statements as of December 28, 2013 and January 3, 2015 and for the fiscal years ended December 29, 2012, December 28, 2013 and January 3, 2015 are included in our Annual Report on Form 10-K for the year ended January 3, 2015, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. Our unaudited consolidated financial statements as of April 4, 2015 and for the thirteen weeks ended March 29, 2014 and April 4, 2015 are included in our Quarterly Report on Form 10-Q for the thirteen weeks ended April 4, 2015, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, and in the opinion of management, include all adjustments (inclusive only of normally recurring adjustments) necessary for a fair presentation. Results of operations for an interim period are not necessarily indicative of results for a full year.

The summary historical consolidated financial and operating data presented below should be read in conjunction with the section entitled “Risk Factors” in this prospectus supplement and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended January 3, 2015 and our Quarterly Report on Form 10-Q for the thirteen weeks ended April 4, 2015, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Fiscal Year(1)			Thirteen Weeks Ended
	2012	2013	2014	March 29, 2014	April 4, 2015
				(unaudited)
	(dollars in thousands, except for per share data and amounts relating to square footage)
Statement of Operations Data:
Net sales	$3,262,586	$3,352,947	$3,855,156	$862,690	$981,932
Costs and expenses:
Cost of sales	2,398,285	2,468,062	2,841,922	632,188	720,326
Operating and administrative	755,925	798,731	970,961	218,108	248,790
Goodwill impairment charge	120,800	—	280,014	—	—
Asset impairment charge	—	—	5,050	—	—
Gain on sale of distribution facility	—	—	(10,084)	—	—
Interest expense, current and long-term debt, net	42,003	41,761	54,103	13,148	13,355
Amortization of deferred financing costs.	2,173	4,036	2,259	591	554
Loss on debt extinguishment(2)(3)	11,973	—	8,576	8,576	—

	3,331,159	3,312,590	4,152,441	872,611	983,025
Income (loss) from continuing operations before income taxes	(68,573)	40,357	(297,285)	(9,921)	(1,093)
Provision (benefit) for income taxes	7,133	14,525	(44,432)	(4,426)	(706)

Net income (loss) from continuing operations	(75,706)	25,832	(252,853)	(5,495)	(387)
Net income (loss) from discontinued operations, net of tax	6,457	8,706	(57,014)	978	(1,944)

Net income (loss)	$(69,249)	$34,538	$(309,867)	$(4,517)	$(2,331)

Basic net earnings (loss) per common share:
Continuing operations	$(1.76)	$0.57	$(5.30)	$(0.12)	$(0.01)
Discontinued operations	0.15	0.20	(1.19)	0.02	(0.04)
Diluted net earnings (loss) per common share:
Continuing operations	$(1.76)	$0.57	$(5.30)	$(0.12)	$(0.01)
Discontinued operations	0.15	0.19	(1.19)	0.02	(0.04)
Weighted average number of shares outstanding:
Basic	43,047	44,949	47,743	46,479	48,233
Diluted	43,047	45,299	47,743	46,479	48,233

	Fiscal Year(1)			Thirteen Weeks Ended
	2012	2013	2014	March 29, 2014	April 4, 2015
				(unaudited)
	(dollars in thousands, except for per share data and amounts relating to square footage)
Other Financial Data:
Adjusted EBITDA from continuing operations (unaudited)(4)	$171,053	$146,132	$119,350	$28,451	$30,197
Depreciation and amortization	$68,549	$69,337	$71,276	$17,483	$16,620
Capital expenditures	$62,004	$67,109	$91,757	$16,443	$15,333
Gross margin from continuing operations(5)	26.5%	26.4%	26.3%	26.7%	26.6%
Adjusted EBITDA margin from continuing operations (unaudited)(6)	5.2%	4.4%	3.1%	3.3%	3.1%

Selected Operating Data (Unaudited)(7):
Total(8)
Number of stores at end of period	134	136	148	139	149
Average weekly net sales per store(9)	$471	$480	$503	$480	$507
Net sales per average selling square foot per period(10)	584	586	603	146	151
Average store size:
Average total square feet	61,498	62,175	62,727	62,442	62,944
Average selling square feet	42,004	42,560	43,334	42,920	43,701
Change in same-store sales for period(11)	(2.2% )	(2.2% )	(2.9% )	(4.5% )	(1.6% )

Wisconsin
Number of stores at end of period	121	121	119	121	119
Average weekly net sales per store(9)	$454	$441	$423	$416	$416
Net sales per average selling square foot per period(10)	567	547	525	129	129
Average store size:
Average total square feet	61,506	61,810	61,742	61,827	61,593
Average selling square feet	41,685	41,953	41,945	42,001	41,856

Illinois
Number of stores at end of period	8	13	29	18	30
Average weekly net sales per store(9)	$1,001	$981	$931	$989	$870
Net sales per average selling square foot per period(10)	1,058	1,026	953	256	221
Average store size:
Average total square feet	63,254	66,462	68,020	67,270	68,355
Average selling square feet	49,201	49,729	50,795	50,130	51,099

	As of December 28, 2013	As of January 3, 2015	As of April 4, 2015
			(unaudited)
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$78,214	$58,576	$43,479
Total assets	1,463,095	1,119,354	1,112,453
Total long-term debt and capital lease obligations(12)(13)	717,997	641,197	655,930
Total shareholders’ equity (deficit)	226,427	(86,388)	(87,036)

(1)	Fiscal 2012 and fiscal 2013 each included 52 weeks and fiscal 2014 included 53 weeks.
(2)	In connection with the completion of our initial public offering on February 13, 2012, RSI entered into a new senior credit facility, which refinanced its then existing credit facility. As a result of this refinancing, we recognized a loss on debt extinguishment of $13.3 million (of which $12.0 million is related to continuing operations).
(3)	On March 3, 2014, RSI entered into two new credit facilities, a $460 million term loan facility and a $220 million asset-based revolving credit facility, which refinanced its 2012 senior credit facility. As a result of this refinancing, we recognized a loss on debt extinguishment of $9.0 million (of which $8.6 million is related to continuing operations).
(4)

We present Adjusted EBITDA, a measure that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to provide investors with a supplemental measure of our operating performance. We define Adjusted EBITDA as earnings before interest expense, provision for income taxes, depreciation and amortization, last-in-first-out (“LIFO”) charges, amortization of deferred financing costs, non-cash compensation expenses arising from the issuance of stock, costs incurred in connection with our initial public offering (or subsequent offerings of our common stock), loss on debt extinguishment, certain non-recurring or unusual employee and pension related costs, costs related to acquisitions, costs related to debt financing activities, goodwill and asset impairment charges, gain or loss on the disposition of assets, one-time costs due to the closing of stores or a distribution facility, nonrecurring gains or losses on lease terminations, and Adjusted EBITDA from discontinued operations. Omitting interest, taxes and the other items provides a financial measure that facilitates comparisons of our results of operations with those of companies having different capital structures. Since the levels of indebtedness, tax structures, and methodologies in calculating LIFO expense that other companies have are different from ours, we omit these amounts to facilitate investors’ ability to make these comparisons. Similarly, we omit depreciation and amortization because other companies may employ a greater or lesser amount of owned property, and because in our experience, whether a store is new or one that is fully or mostly depreciated does not necessarily correlate to the contribution that such store makes to operating performance. We believe that investors, analysts and other interested parties consider Adjusted EBITDA an important measure of our operating performance. Adjusted EBITDA should not be considered as an alternative to net income as a measure of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The limitations of Adjusted EBITDA include: (1) it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; (2) it does not reflect changes in, or cash requirements for, our working capital needs; (3) it does not reflect income tax payments we may be required to make; and (4) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

To properly and prudently evaluate our business, we encourage you to review our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 3, 2015 and our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the thirteen weeks ended April 4, 2015, each of which is incorporated by reference in this prospectus supplement and accompanying prospectus, and the reconciliation to Adjusted EBITDA from net income (loss), the most directly comparable financial measure presented in accordance with GAAP, set forth in the table below. All of the items included in the reconciliation from net income to Adjusted EBITDA are either (1) non-cash items or (2) items that management does not consider in assessing our on-going operating performance. In the case of the non-cash items, management believes that investors may find it useful to assess our comparative operating performance because the measures without such items are less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect operating performance. In the case of the other items that management does not consider in assessing our on-going operating performance, management believes that investors may find it useful to assess our operating performance if the measures are presented without these items because their financial impact may not reflect on-going operating performance.

The following is a reconciliation of net income (loss) to Adjusted EBITDA for fiscal 2012, 2013 and 2014:

	Fiscal Year(a)
	2012			2013			2014
	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total
Net income (loss)	$(75,706)	$6,457	$(69,249)	$25,832	$8,706	$34,538	$(252,853)	$(57,014)	$(309,867)
Interest expense	42,003	6,822	48,825	41,761	6,114	47,875	54,013	3,275	57,288
Provision (benefit) for income taxes	7,133	3,626	10,759	14,525	2,178	16,703	(44,432)	(21,274)	(65,706)
Depreciation and amortization expense	56,990	9,146	66,136	56,264	8,719	64,983	65,496	3,471	68,967
LIFO charge (benefit)(b)	1,343	—	1,343	976	—	976	(3,263)	—	(3,263)
Amortization of deferred financing costs	2,173	240	2,413	4,036	318	4,354	2,259	50	2,309
Non-cash stock compensation expense	1,431	—	1,431	2,765	—	2,765	3,854	—	3,854
Employee severance costs	—	—	—	—	—	—	1,251	2,196	3,447
Asset impairment charges	—	—	—	—	—	—	5,050	11,143	16,193
Goodwill impairment charge	120,800	—	120,800	—	—	—	280,014	—	280,014
Executive recruiting fees and relocation expense	484	—	484	—	—	—	—	—	—
Severance to former executives	904	—	904	—	—	—	—	—	—
Gain on sale of distribution facility	—	—	—	—	—	—	(10,084)	—	(10,084)
(Gain)/Loss on disposition of assets	—	—	—	—	—	—	464	(1,654)	(1,190)
Stevens Point severance and one-time costs	—	—	—	—	—	—	2,016	—	2,016
Closed facility charge	—	—	—	—	—	—	6,989	9,950	16,939
Multi-employer pension withdrawal charges	—	—	—	—	—	—	—	49,697	49,697
Pension withdrawal liability (reversal)	1,006	—	1,006	(1,006)	—	(1,006)	—	—	—
Acquisition costs	—	—	—	375	—	375	—	—	—
Credit agreement amendment fees	—	—	—	604	—	604	—	—	—
One-time IPO expenses	519	—	519	—	—	—		—	—
Loss on debt extinguishment	11,973	1,331	13,304	—	—	—	8,576	472	9,048

Adjusted EBITDA	$171,053	$27,622	$198,675	$146,132	$26,035	$172,167	$119,350	$312	$119,662

(a)	Fiscal 2012 and fiscal 2013 each included 52 weeks and fiscal 2014 included 53 weeks.
(b)	We calculate the cost of a portion of our inventories on a LIFO basis. As a result, we incur a non-cash LIFO charge that represents the current year difference between inventories calculated on a LIFO basis and the current cost of inventories valued on a first-in-first-out (“FIFO”) basis.

The following is a reconciliation of net income (loss) to Adjusted EBITDA for the thirteen weeks ended March 29, 2014 and April 4, 2015:

	Thirteen Weeks Ended
	March 29, 2014			April 4, 2015
	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations	Total
Net income (loss)	$(5,495)	$978	$(4,517)	$(387)	$(1,944)	$(2,331)
Interest expense	13,148	1,146	14,294	13,355	529	13,884
Provision (benefit) for income taxes	(4,426)	867	(3,559)	(706)	4,088	3,382
Depreciation and amortization expense	14,706	2,153	16,859	16,066	—	16,066
LIFO charge(a)	491	—	491	83	—	83
Amortization of deferred financing costs	591	33	624	554	—	554
Non-cash stock compensation expense	860	—	860	1,232	—	1,232
Gain on lease terminations	—	—	—	—	(2,739)	(2,739)
Loss on debt extinguishment	8,576	472	9,048	—	—	—

Adjusted EBITDA	$28,451	$5,649	$34,100	$30,197	$(66)	$30,131

(a)	We calculate the cost of a portion of our inventories on a LIFO basis. As a result, we incur a non-cash LIFO charge that represents the current period difference between inventories calculated on a LIFO basis and the current cost of inventories valued on a FIFO basis.

(5)	We calculate gross margin by subtracting cost of sales from net sales and dividing by our net sales for each of the applicable periods.
(6)	We calculate Adjusted EBITDA margin by dividing our Adjusted EBITDA by our net sales for each of the applicable periods. We present Adjusted EBITDA margin because it is used by management as a performance measure of Adjusted EBITDA generated from net sales. See Note (4) above for further information regarding how we calculate Adjusted EBITDA, which is a non-GAAP measure.
(7)	Operating data has been restated for continuing operations, which excludes the 27 Rainbow stores sold or closed during fiscal 2014. All Rainbow stores have been closed or sold.
(8)	Amounts shown include certain Rainbow stores, which are accounted for in continuing operations. For fiscal 2012, amounts shown include five Rainbow stores. For fiscal 2013, fiscal 2014 and the thirteen weeks ended March 29, 2014, amounts shown include two Rainbow stores. There were no Rainbow stores included in the amounts shown for the thirteen weeks ended April 4, 2015.
(9)	We calculated average weekly net sales per store by dividing net sales by the average number of stores open during the applicable weeks.
(10)	The amount for fiscal 2014 has been decreased to reflect a 52-week year so as to be comparable to other years presented.
(11)	Represents the percentage change in our same-store sales as compared to the prior comparable period. Our practice is to include sales from a store in same-store sales beginning on the first day of the fifty-third week following the store’s opening. When a store that is included in same-store sales is remodeled or relocated, we continue to consider sales from that store to be same-store sales. This practice may differ from the methods that other food retailers use to calculate same-store or “comparable” sales. As a result, data in this prospectus supplement regarding our same-store sales may not be comparable to similar data made available by other food retailers.
(12)	Amounts shown exclude capital lease obligations related to discontinued operations.
(13)	Amounts shown are net of unamortized discounts of $11.8 million, $14.9 and $14.3 million as of December 28, 2013, January 3, 2015 and April 4, 2015, respectively, and current maturities of $1.3 million, $1.5 million and $1.5 million as of December 28, 2013, January 3, 2015 and April 4, 2015, respectively.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to purchase shares of our common stock. In particular, you should read and consider the risk factors associated with our business included in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended January 3, 2015, which is incorporated by reference in this prospectus supplement. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to this Offering and the Ownership of Our Common Stock

Conflicts of interest may arise because some of our directors are representatives of Willis Stein.

The selling stockholders are funds affiliated with Willis Stein & Partners, LLC (“Willis Stein”), and are and have been significant stockholders of the Company. Willis Stein has two representatives on our Board of Directors, Messrs. Christopher F. Larson and Avy H. Stein. Willis Stein and entities controlled by them may hold equity interests in entities that directly or indirectly compete with us, and companies in which they currently invest may begin competing with us. As a result of these relationships, when conflicts between the interests of Willis Stein, on the one hand, and the interests of our other stockholders, on the other hand, arise, these directors may not be disinterested. Although our directors and officers have a duty of loyalty to us under Delaware law and our certificate of incorporation, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (1) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our Board of Directors and a majority of our disinterested directors, or a committee consisting solely of disinterested directors, approves the transaction, (2) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our stockholders and a majority of our disinterested stockholders approves the transaction or (3) the transaction is otherwise fair to us. Under our amended and restated certificate of incorporation, representatives of Willis Stein are not required to offer to us any transaction opportunity of which they become aware and could take any such opportunity for themselves or offer it to other companies in which they have an investment, unless such opportunity is offered to them solely in their capacity as a director of ours. Our certificate of incorporation provides that the doctrine of “corporate opportunity” will not apply to Willis Stein, or any of our directors who are associates of, or affiliated with, Willis Stein, in a manner that would prohibit them from investing in competing businesses or doing business with our clients or guests. It is possible that the interests of Willis Stein and its affiliates may in some circumstances conflict with our interests and the interests of our other stockholders.

Market volatility may affect our stock price and the value of your investment.

The market price of our common stock has fluctuated in the past, and may fluctuate significantly in the future, in response to a number of factors, most of which we cannot predict or control, including:

•	announcements of new initiatives, commercial relationships, acquisitions or other events by us or our competitors;

•	failure of any of our initiatives to achieve commercial success;

•	fluctuations in stock market prices and trading volumes of securities of similar companies;

•	general market conditions and overall fluctuations in U.S. equity markets;

•	variations in our operating results, or the operating results of our competitors;

•	changes in our financial guidance to investors and analysts or our failure to achieve such expectations;

•	delays in, or our failure to provide, financial guidance;

•	changes in securities analysts’ estimates of our financial performance or our failure to achieve such estimates;

•	future changes in our dividend policy;

•	sales of large blocks of our common stock, including sales by Willis Stein or by our executive officers or directors;

•	additions or departures of any of our key personnel;

•	changes in accounting principles or methodologies;

•	changing legal or regulatory developments in the U.S. and other countries; and

•	discussion of us or our stock price by the financial press and in online investor communities.

In addition, the stock market in general has experienced substantial price and volume volatility that is often seemingly unrelated to the operating performance of particular companies. These broad market fluctuations may cause the trading price of our common stock to decline. In the past, securities class action litigation has often been brought against a company after a period of volatility in the market price of its common stock. We may become involved in this type of litigation in the future. Any securities litigation claims brought against us could result in substantial expenses and the diversion of our management’s attention from our business.

We do not expect to pay any cash dividends for the foreseeable future.

The continued expansion of the Mariano’s banner will require substantial funding. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. On December 2, 2013, we announced that our Board of Directors suspended the quarterly dividend in order to reallocate capital to execute our Mariano’s banner growth plan. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. Because we are a holding company, our ability to pay cash dividends on our common stock is largely dependent upon the receipt of dividends or other distributions from our subsidiaries. In addition, we are currently limited in our ability to declare dividends or make distributions on account of our common stock (other than in the form of common stock) under the terms of the senior secured second lien notes due 2020, our 2014 term loan facility and our 2014 asset-based revolving credit facility. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may not occur.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

As of May 2, 2015, there were 49,391,425 shares of our common stock outstanding. A large portion of our shares are held by a small number of persons and investment funds. Sales by these stockholders of a substantial number of shares could significantly reduce the market price of our common stock. Moreover, Willis Stein has rights, subject to some conditions, to require us to file registration statements to register for offer and sale all or a portion of the shares they currently hold, or to include these shares in registration statements that we may file for ourselves or other stockholders.

An aggregate of 5,470,000 shares of our common stock has been registered for issuance under the 2015 Incentive Compensation Plan. As of the date of this prospectus supplement, there were 3,949,438 remaining shares reserved for future grants thereunder. These shares may be freely sold in the public market upon issuance, subject to satisfaction of applicable vesting provisions. If a large number of these shares are sold in the public market, the sales could reduce the trading price of our common stock.

If securities or industry analysts do not publish research or continue to publish or publish inaccurate or unfavorable research about our business, the price and trading volume of our common stock could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us cease coverage or fail to publish reports on us regularly we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our common stock to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, the price of our common stock would likely decline.

Our future operating results may fluctuate significantly and our current operating results may not be a good indication of our future performance. Fluctuations in our quarterly financial results could affect our stock price in the future.

Our revenues and operating results have historically varied from period-to-period, and we expect that they will continue to do so as a result of a number of factors, many of which are outside of our control. If our quarterly financial results or our predictions of future financial results fail to meet the expectations of securities analysts and investors, our stock price could be negatively affected. Any volatility in our quarterly financial results may make it more difficult for us to raise capital in the future or pursue acquisitions that involve issuances of our stock. Our operating results for prior periods may not be effective predictors of our future performance.

Factors associated with our industry, the operation of our business and the markets for our products may cause our quarterly financial results to fluctuate, including:

•	our ability to compete effectively with other retailers;

•	our ability to maintain price competitiveness;

•	ongoing economic uncertainty;

•	the geographic concentration of our stores;

•	our ability to achieve sustained sales and profitable operating margins at new stores;

•	our ability to maintain or increase our operating margins;

•	our ability to implement our expansion into the Chicago market on a timely basis;

•	ordering errors or product supply disruptions in the delivery of perishable products;

•	increases in commodity prices;

•	our ability to protect or maintain our intellectual property;

•	severe weather, and other natural disasters in areas in which we have stores or distribution facilities;

•	the failure of our information technology or administrative systems to perform as anticipated;

•	data security breaches and the release of confidential customer information;

•	our ability to offset increasing energy costs with more efficient usage;

•	negative effects to our reputation from real or perceived quality or health issues with our food products;

•	our ability to retain and attract senior management and key employees;

•	our ability to renegotiate expiring collective bargaining agreements and negotiate new collective bargaining agreements;

•	our ability to satisfy our ongoing capital needs and unanticipated cash requirements;

•	the availability of financing to pursue our expansion into the Chicago market on satisfactory terms or at all;

•	additional indebtedness incurred in the future;

•	our ability to retain and attract qualified store-and distribution-level employees;

•	rising costs of providing employee benefits, including increased pension contributions due to unfunded pension liabilities;

•	changes in law;

•	risks inherent in packaging and distributing pharmaceuticals and other healthcare products;

•	wartime activities, threats or acts of terror or a widespread regional, national or global health epidemic;

•	changes to financial accounting standards regarding store leases;

•	our high level of fixed lease obligations;

•	claims made against us resulting in litigation; and

•	further impairment of our goodwill.

Any one of the factors above or the cumulative effect of some of the factors referred to above may result in significant fluctuations in our quarterly financial and other operating results, including fluctuations in our key metrics. This variability and unpredictability could result in our failing to meet our internal operating plan or the expectations of securities analysts or investors for any period. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our shares could fall substantially and we could face costly lawsuits, including securities class action suits. In addition, a significant percentage of our operating expenses are fixed in nature and based on forecasted revenue trends. Accordingly, in the event of revenue shortfalls, we are generally unable to mitigate the negative impact on margins in the short term.

Anti-takeover provisions in our charter documents and Delaware law might discourage or delay attempts to acquire us that you might consider favorable.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may make the acquisition of the Company more difficult without the approval of our board of directors. These provisions include:

•	a classified board of directors so that not all members of our board of directors are elected at one time;

•	authorization of the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

•	prohibition on stockholder action by written consent unless such action is recommended by either unanimous written consent of the board of directors or by unanimous vote of directors at a board meeting with a quorum, which requires that all stockholder actions not so approved be taken at a meeting of our stockholders;

•	special meetings of our stockholders may only be called by a resolution adopted by a majority of our directors then in office or by the chairman;

•	express authorization for our board of directors to make, alter, or repeal our amended and restated bylaws; and

•	advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. Although we believe these provisions collectively provide for an opportunity to obtain greater value for stockholders by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer rejected by our board were considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of the Company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions which they may desire.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus as well as the documents incorporated by reference herein or therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “forecast,” “continue,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected store openings, costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

•	our ability to compete effectively with other retailers;

•	ongoing economic uncertainty;

•	the geographic concentration of our stores;

•	our ability to maintain or improve levels of same-store sales;

•	our ability to maintain or increase our operating margins;

•	our ability to renegotiate expiring collective bargaining agreements and new collective bargaining agreements;

•	the impact of the Patient Protection and Affordable Care Act;

•	our ability to implement our expansion into the Chicago market;

•	our ability to realize expected benefits from our acquisition of stores in Chicago;

•	increases in commodity prices;

•	failure to allocate our capital efficiently;

•	our significant debt service and lease obligations;

•	certain restrictive terms in our credit facilities and indenture;

•	changes to financial accounting standards regarding store leases;

•	our ability to comply with Section 404 of the Sarbanes-Oxley Act of 2002;

•	increased costs incurred and time spent by management as a result of operating as a public company;

•	our ability to retain and attract qualified store-level and distribution-level employees;

•	our ability to retain and attract senior management and key employees;

•	rising costs of providing employee benefits, including increased pension contributions due to unfunded pension liabilities;

•	variability in self-insurance liability estimates;

•	claims made against us resulting in litigation;

•	changes in law;

•	negative effects to our reputation from real or perceived quality or health issues with our food products;

•	risks inherent in packaging and distributing pharmaceuticals and other healthcare products;

•	further impairment of our goodwill;

•	severe weather, and other natural disasters in areas in which we have stores or distribution facilities;

•	the failure of our information technology or administrative systems to perform as anticipated;

•	data security breaches and the release of confidential customer information;

•	our ability to offset increasing energy costs with more efficient usage;

•	our ability to protect or maintain our intellectual property; and

•	other factors discussed under “Risk Factors.”

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the section entitled “Risk Factors” in this prospectus supplement and under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended January 3, 2015 and our Quarterly Report on Form 10-Q for the thirteen weeks ended April 4, 2015, each of which is incorporated by reference in this prospectus supplement. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements as well as other cautionary statements that are made from time to time in our filings with the SEC and public communications. You should evaluate all forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus in the context of these risks and uncertainties.

We urge you to consider these factors and to review carefully the section entitled “Risk Factors” in this prospectus supplement and the documents incorporated by reference into this prospectus supplement for a more complete discussion of the risks associated with an investment in our common stock. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by the selling stockholders, including the shares to be sold by the selling stockholders if the underwriter exercises its option to purchase additional shares.

PRICE RANGE OF COMMON STOCK

Our common stock is listed and traded publicly on the New York Stock Exchange and trades under the symbol “RNDY”. The following table presents quarterly information on the price range of our common stock. This information indicates the high and low market price per share of our common stock for each recent fiscal quarter reported by the New York Stock Exchange and the dividends declared on each share of common stock for the periods indicated. On December 2, 2013, we announced that our Board of Directors had suspended the quarterly dividend to reallocate capital to execute our Mariano’s growth plan. Our common stock began trading on the New York Stock Exchange on February 8, 2012.

On May 2, 2015, there were 49,391,425 shares of our common stock outstanding, held by approximately 63 stockholders of record.

	High	Low	Dividends
Fiscal year ended December 28, 2013:
First quarter	$6.99	$4.14	$0.12
Second quarter	8.73	6.32	0.12
Third quarter	9.87	7.94	0.12
Fourth quarter	10.96	8.05	0.12
Fiscal year ended January 3, 2015:
First quarter	$10.38	$5.61	$—
Second quarter	7.14	4.73	—
Third quarter	5.62	2.95	—
Fourth quarter	4.96	2.80	—
Fiscal year ending January 2, 2016:
First quarter	$5.15	$3.21	$—
Second quarter (through May 15, 2015)	6.12	4.51	—

On May 15, 2015, the last reported sale price of our common stock was $4.76 per share.

DIVIDEND POLICY

We paid quarterly dividends of $0.12 per share during fiscal 2013. On December 2, 2013, we announced that our Board of Directors had suspended the quarterly dividend to reallocate capital to execute our Mariano’s growth plan. We paid dividends of $21.7 million and $0.2 million on account of our common stock during fiscal 2013 and fiscal 2014, respectively. Dividend payments in fiscal 2014 consisted of dividends accrued on vested restricted stock.

Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

Because we are a holding company, our cash flow and ability to pay dividends are dependent upon the financial results and cash flows of our operating subsidiaries and the distribution or other payment of cash to us in the form of dividends or otherwise. Distributions from our subsidiaries are subject to applicable law and any restrictions contained in our subsidiaries’ current or future debt agreements.

In addition, we are currently limited in our ability to declare dividends or make distributions on account of our common stock (other than in the form of common stock) under the terms of the senior secured second lien notes due 2020, the 2014 term loan facility and the 2014 asset-based revolving credit facility. In particular, the indenture governing the senior secured second lien notes due 2020 generally provides that RSI can pay dividends and make other distributions to its parent companies in an amount not to exceed (1) 50% of RSI’s consolidated net income for the period beginning September 29, 2013 and ending as of the end of the last fiscal quarter before the proposed payment for which financial statements are available, plus (2) 100% of the aggregate amount of cash and the fair market value of any assets or property received by RSI after December 20, 2013 from the issuance and sale of equity interests of RSI (subject to certain exceptions), plus (3) 100% of the aggregate amount of cash and the fair market value of any assets or property contributed to the capital of RSI after December 20, 2013, plus (4) 100% of the aggregate amount received in cash and the fair market value of assets or property received after December 20, 2013 from the sale of certain investments or the sale of certain subsidiaries, provided that certain conditions are satisfied, including that RSI has a consolidated interest coverage ratio for the most recent four fiscal quarters for which financial statements are available of at least 2.0 to 1.0. The restrictions on dividends and other distributions contained in the indenture are subject to certain exceptions, including (1) dividends and other distributions in an aggregate amount not to exceed $10.0 million in any calendar year, with unused amounts being carried forward to future periods and (2) other dividends and distributions in an aggregate amount not to exceed $20.0 million in the aggregate. Under our 2014 term loan facility, RSI is only permitted to declare cash dividends on account of its capital stock for the purpose of funding the Company’s expected dividend payments in an amount that does not exceed the sum of $30.0 million plus the available amount. The available amount is calculated based on 50% of consolidated net income plus other amounts in a manner similar to the amount available for payment of dividends under the senior secured second lien notes due 2020, provided (a) no payment or insolvency event of default is continuing or would result therefrom and (b) the consolidated senior secured leverage ratio (on a pro forma basis) does not exceed 3.75 to 1.00. Under the 2014 asset-based revolving credit facility, RSI is permitted to make restricted payments, which would include the payment of dividends, provided (a) no default or event of default is continuing under the 2014 asset-based revolving credit facility and (b) either (i) the fixed charge coverage ratio is greater than 1.00 to 1.00 and excess availability plus cash and cash equivalents exceeds certain specified amounts (averaged over past 30 days and immediately after giving effect to the transaction); or (ii) excess availability plus cash and cash exceeds certain greater specified amounts (averaged over past 30 days and immediately after giving effect to the transaction).

SELLING STOCKHOLDERS

Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of our common stock by the selling stockholders based on 49,391,425 shares of common stock outstanding as of May 2, 2015.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. The selling stockholders have granted the underwriter an option to purchase up to an aggregate of 525,000 additional shares of our common stock to cover over-allotments, if any.

	Shares Beneficially Owned Prior to This Offering		Without Over-allotment			With Over-allotment
			Shares Being Sold in this Offering	Shares Beneficially Owned After This Offering		Shares Being Sold in this Offering	Shares Beneficially Owned After This Offering
	Number	Percent	Number	Number	Percent	Number	Number	Percent
Selling Stockholders:
Funds managed by affiliates of Willis Stein(1)	7,589,657	15.4%	3,500,000	4,089,657	8.3%	4,025,000	3,564,657	7.2%

(1)	Affiliates of Willis Stein directly manage 7,589,657 shares consisting of 7,100,496 shares held directly by Willis Stein & Partners III Sub, L.P. (“Fund III”), 213,794 shares held directly by Willis Stein & Partners Dutch III-A Sub, L.P. (“Dutch III-A”), 213,794 shares held directly by Willis Stein & Partners Dutch III-B Sub, L.P. (“Dutch III-B”), and 61,573 shares held directly by Willis Stein & Partners III-C Sub, L.P. (“Fund III-C” and, together with Fund III, Dutch III-A, Dutch III-B, the “Willis Stein Funds”). Willis Stein & Partners Management III, L.P. (the “Fund III General Partner”) is the sole general partner of each of Fund III, Dutch III-A, Dutch III-B and Fund III-C, and Willis Stein & Partners Management III, LLC (“Management III”), is the sole general partner of the Fund III General Partner. John R. Willis and Avy H. Stein (collectively, the “Managing Partners”) are the Managing Partners of Management III. Neither of the Managing Partners, acting alone, has voting or dispositive authority over any shares. Each of the Willis Stein Funds, the Fund III General Partner, Management III and the Managing Partners expressly disclaim beneficial ownership of any securities in which they do not have a pecuniary interest. The address of each of the Willis Stein Funds, the Fund III General Partner, Management III and the Managing Partners is 1101 Skokie Boulevard, Suite 260, Northbrook, Illinois 60062.

Material Relationships with Selling Stockholders

Investor Rights Agreement

We are party to an Investor Rights Agreement with certain of our stockholders pursuant to which we have agreed to extend to such stockholders registration rights and certain other rights. The parties to the Investor Rights Agreement include Fund III, Dutch III-A, Dutch III-B and Fund III-C (collectively, the “WS Stockholders”).

Subject to limited restrictions set forth in the Investor Rights Agreement, at any time the majority of the WS Stockholders may require that we register for offer and sale their shares under the Securities Act. This offering is being conducted as a result of an exercise of this right by the WS Stockholders.

Other than underwriting discounts and commissions, we will pay all registration expenses in connection with a registration, including the expense of a single special counsel to the stockholders for each registration. In connection with each registration, we will also reimburse the stockholders for the reasonable fees of each additional counsel retained by the stockholders for the purpose of rendering any legal opinion required by us or underwriters.

We have agreed to indemnify each stockholder party to the Investor Rights Agreement, and their partners, members, managers, officers, directors, stockholders, employees and agents, and any underwriter for such holder, against any losses arising out of (1) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or (2) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except in so far as the same are caused by or contained in any information furnished in writing to us by or on behalf of such stockholder or by such stockholder’s failure to deliver a copy of the registration statement thereto. Each stockholder has in turn agreed to indemnify us against any losses arising out of any untrue statement or alleged untrue statement of a material fact contained in written information furnished by such holders specifically for use in connection with such registration, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Board Membership

Messrs. Christopher F. Larson and Avy H. Stein, who are representatives of Willis Stein, serve on our Board of Directors. All members of our Board of Directors that are not employed by us or one of our subsidiaries, including Messrs. Larson and Stein, receive customary compensation for their services to the Board of Directors and related committees.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

TO NON-U.S. HOLDERS

The following is a summary of material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. holder that purchases shares of our common stock in this offering. This summary applies only to a non-U.S. holder that holds our common stock as a capital asset, within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this summary, a “non-U.S. holder” means any beneficial owner of our common stock other than:

•	an individual citizen or resident of the United States, as defined for U.S. federal income tax purposes;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding our common stock, then you should consult your own tax advisor.

This summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe in this summary. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service, which we refer to as the IRS, with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the U.S. federal income and estate tax or with non-U.S., state or local tax considerations. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

•	former citizens or residents of the U.S.;

•	brokers or dealers in securities or currencies;

•	persons who hold our common stock as a position in a “straddle,” “conversion transaction” or other risk reduction transaction;

•	tax-exempt organizations;

•	individual retirement and other tax-deferred accounts;

•	banks, insurance companies, or other financial institutions; and

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities.

Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If you are considering the purchase of our common stock, you should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Distributions

As discussed under the section entitled “Dividend Policy” above, we do not currently anticipate paying dividends. In the event that we do make a distribution of cash or property (other than certain stock distributions) with respect to our common stock (or certain redemptions that are treated as distributions with respect to common stock), any such distributions will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the discussion below on backup withholding and FATCA withholding, dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the U.S. and, where a tax treaty applies, are generally attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements, including delivery of a properly executed IRS Form W-8ECI, must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of such share of common stock that is taxed to you as described below under the heading “Gain on Disposition of Common Stock.” Your adjusted tax basis in a share is generally the purchase price of such share, reduced by the amount of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding of U.S. federal income tax for dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships).

If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by filing timely an appropriate claim with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion below on backup withholding and FATCA withholding, you generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

•	the gain is effectively connected with a trade or business you conduct in the U.S., and, where a tax treaty applies, is attributable to a U.S. permanent establishment;

•	if you are an individual, you are present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition, and you have a “tax home” (as defined in the Code) in the U.S.; or

•	we are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes, and certain other conditions are met.

In the case of a non-U.S. holder described in the first bullet point above, any gain generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may also be subject to the branch profits tax at a rate of 30% on its effectively connected earnings and profits (subject to adjustments), unless an applicable income tax treaty provides otherwise. Except as otherwise provided by an applicable income tax treaty, an individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on any gain derived from the disposition, which may be offset by certain U.S. source capital losses.

Generally, we will be a U.S. real property holding corporation if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we have not been and are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. However, even if we are or become a U.S. real property holding corporation, so long as our common stock is regularly traded on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax on any gain in respect of our common stock only if such non-U.S. holder actually or constructively owned more than 5% of our outstanding common stock at any time during the applicable period. If we are or become a U.S. real property holding corporation and you actually or constructively owned more than 5% of our common stock at any time during the specified testing period, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. You should consult your own tax advisor about the consequences that could result if we are, or become, a U.S. real property holding corporation.

Information Reporting and Backup Withholding

We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding (currently at a rate of 28%) with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN or W-8BEN-E, as applicable) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•	If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN or W-8BEN-E, as applicable) that you are not a U.S. person or you otherwise establish an exemption.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a “U.S.-related person”), information reporting and backup withholding generally will not apply.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding), unless you certify under penalties of perjury (usually on IRS Form W-8BEN or W-8BEN-E, as applicable) that you are not a U.S. person or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities

In addition to the withholding discussed above, legislation enacted in 2010, known as the Foreign Account Tax Compliance Act, or FATCA, generally imposes a withholding tax of 30% on dividend income from our common stock and on the gross proceeds of a sale or other disposition of our common stock, if the payments are made to certain foreign entities, unless certain diligence, reporting, withholding and certification obligations and requirements are met. Recently finalized U.S. Treasury regulations delay the implementation of withholding under FATCA with respect to payments of gross proceeds until after December 31, 2016.

The withholding under FATCA described above generally applies to payments of dividends or gross proceeds made to (i) a “foreign financial institution” (as a beneficial owner or an intermediary), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and (ii) a foreign entity acting as a beneficial owner or an intermediary that is not a “foreign financial institution,” unless such entity makes a certification identifying its substantial U.S. owners (as defined for this purpose) or makes a certification that such foreign entity does not have any substantial U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Non-U.S. holders should consult their own tax advisors regarding the implications of this legislation on their investment in our common stock.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable treaty provides otherwise.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated             , 2015, the selling stockholders have agreed to sell to Credit Suisse Securities (USA) LLC, the underwriter in this offering, an aggregate of 3,500,000 shares of common stock.

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

The selling stockholders have granted to the underwriter a 30-day option to purchase up to 525,000 additional outstanding shares from the selling stockholders at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriter proposes to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $         per share. After the initial public offering, the underwriter may change the public offering price and concession and discount to broker/dealers. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

The following table summarizes the compensation the selling stockholders will pay:

	Per Share	Total
		Without Over- allotment	With Over- allotment
Underwriting discounts and commissions paid by the selling stockholders	$	$	$

The expenses of the offering, including expenses incurred by the selling stockholders but not including the underwriting discount, are estimated at $             , and are payable by us.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC, for a period of 75 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

The selling stockholders and certain of our executive officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC, for a period of 75 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension. Notwithstanding the foregoing, the restrictions set forth above shall not apply to (1) the disposition of common stock to us, or the withholding of common stock by us, in a transaction exempt from Section 16(b) of the Exchange Act solely in connection with the payment of taxes due with respect to the vesting of restricted stock or restricted stock units, insofar as such restricted stock or restricted stock units is or are outstanding as of the date of the underwriting agreement, provided that no filing or any public announcement under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with such disposition, (2) the common stock to be sold by selling stockholders to the underwriter pursuant to the underwriting agreement, (3) any transfer of common stock by the stockholders pursuant to a bona fide third party tender offer, provided that such offer is made to all holders of the common stock and is for all of the common stock and, in the event that such transaction is not completed, the common stock shall remain subject to the restrictions contained in the “lock-up” agreement and title to such common stock shall remain with the stockholder or (4) common stock acquired in open market transactions after completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with the transfer or disposition of such common stock (other than a filing on a Form 5 made after the expiration of the “lock-up” period). Additionally, such stockholders may enter into a written trading plan established pursuant to Rule 10b5-1 of the Exchange Act during the “lock-up” period, provided that such plan may not be operational until 45 days after the date of this prospectus.

We and the selling stockholders have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

Our common stock is listed on the New York Stock Exchange under the symbol “RNDY.”

The underwriter and its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. In particular, Credit Suisse Securities (USA) LLC acted as an initial purchaser in our offering of our senior secured second lien notes due 2020. Credit Suisse Securities (USA) LLC also acted as our financial advisor in connection with our acquisition of several stores in Chicago for which it received customary compensation. Credit Suisse Securities (USA) LLC was a joint lead arranger and joint bookrunner, and its affiliate acts as administrative agent, for our 2014 term loan facility.

In addition, in the ordinary course of its business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that the underwriter may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which the underwriter may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter that will make internet distributions on the same basis as other allocations. Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Certain European Investors

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois. The underwriter has been represented by Cravath, Swaine & Moore LLP, New York, New York. Some of the partners of Kirkland & Ellis LLP are partners in partnerships that are investors in one or more of the investment funds affiliated with Willis Stein that have invested in the issuer of common stock in this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended January 3, 2015, and the effectiveness of our internal control over financial reporting as of January 3, 2015, as set forth in their reports which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, which is a part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered by this prospectus supplement and the accompanying prospectus, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.roundys.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement and the accompanying prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock. You may also obtain a copy of these filings at no cost by writing or telephoning us at the office of our Corporate Secretary, c/o Roundy’s, Inc., 875 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, (414) 231-5000.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement, the documents listed below and any future filings (other than pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including filings made after the date of the registration statement and prior to the effectiveness of the registration statement and filings made on or after the date hereof:

•	our Annual Report on Form 10-K for the fiscal year ended January 3, 2015 filed with the SEC on March 13, 2015;

•	our Quarterly Report on Form 10-Q for the thirteen weeks ended April 4, 2015 filed with the SEC on May 13, 2015; and

•	our Current Reports on Form 8-K filed with the SEC on March 13, 2015 and March 16, 2015 and our Current Report on Form 8-K/A filed with the SEC on May 15, 2015.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. Our Commission File Number is 001-35422.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.roundys.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement or the accompanying prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at 1-414-231-5000, by email at james.hyland@roundys.com or by mail at Roundy’s, Inc., 875 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Investor Relations.

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus supplement any of the information included on our website.

PROSPECTUS

27,591,999 Shares

ROUNDY’S, INC.

Common Stock

We may offer, from time to time, up to 11,000,000 shares of our common stock, and selling stockholders may offer, from time to time, up to an additional 16,591,999 shares of our common stock. Unless otherwise provided in the applicable prospectus supplement, we intend to use net proceeds from the sale of shares of common stock by us for working capital and general corporate purposes. We will not receive any proceeds from the sale of shares of common stock offered by any selling stockholders. We will bear a portion of the expenses of the offering of common stock, except that selling stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes with respect to their shares of common stock.

Our registration of the shares of common stock covered by this prospectus does not mean that we or any selling stockholders will offer or sell any of the shares. We and/or selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how we and/or selling stockholders may sell our respective shares in the section entitled “Plan of Distribution” beginning on page 6.

Our common stock is traded on the New York Stock Exchange under the symbol “RNDY.” On January 8, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $9.66 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 22, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Specific information about the terms of an offering will be included in a prospectus or a prospectus supplement relating to each offering of shares. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

We are responsible for the information contained and incorporated by reference in this prospectus, any applicable prospectus supplements and any related free writing prospectus we prepare or authorize. Neither we, any selling stockholders nor any underwriter has authorized anyone to provide information different from that contained in this prospectus and the documents incorporated by reference herein.

The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of common stock.

This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful.

Unless the context otherwise indicates, the terms “Roundy’s,” “Company,” “we,” “us,” and “our” as used in this prospectus refer to Roundy’s, Inc. and its subsidiaries. Unless the context otherwise indicates, the phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement(s).

i

OUR COMPANY

We are a leading Midwest supermarket chain with a 141-year operating history. We were founded in 1872 as a privately owned food wholesaling company. In 1952, we were sold to certain of our customers and until 2002 operated under the Roundy’s corporate name as a retailer-owned cooperative, with food wholesaling operations largely focused in Wisconsin. We opened our first Pick ’n Save store in 1975 and built a base of company-owned and operated retail stores throughout the 1980s and 1990s.

In June 2002, we were acquired by an investor group led by investment funds affiliated with Willis Stein and Partners, LLC (“Willis Stein”) and our management team. At that time, we derived more than 50% of our sales from food wholesaling operations and the remainder from our company-operated retail stores. Following the acquisition, we accelerated our strategy of expanding our retail store base through selective acquisitions and organic growth, while divesting our wholesale operations. The substantial elimination of the wholesale business has helped to optimize our distribution network to better support our retail stores. As of September 28, 2013, we operated 161 grocery stores in Wisconsin, Minnesota and Illinois under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s retail banners, which are served by our three strategically located distribution centers and our food processing and preparation commissary. As of September 28, 2013, these stores included 93 Pick ’n Save stores, 29 Rainbow stores, 25 Copps stores, 3 Metro Market stores and 11 Mariano’s stores.

Our corporate headquarters are located at 875 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Our telephone number is (414) 231-5000. Our website address is www.roundys.com. The information on our website is not deemed, and you should not consider such information, to be part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. If any of the risks and uncertainties described in this prospectus, any applicable prospectus supplement or the documents incorporated by reference herein or therein actually occur, our business, financial condition, liquidity and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “forecast,” “continue,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected store openings, costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

•	our ability to compete effectively with other retailers;

•	our ability to maintain price competitiveness;

•	ongoing economic uncertainty;

•	the geographic concentration of our stores;

•	our ability to achieve sustained sales and profitable operating margins at new stores;

•	our ability to maintain or increase our operating margins;

•	our ability to implement our expansion into the Chicago market on a timely basis;

•	ordering errors or product supply disruptions in the delivery of perishable products;

•	increases in commodity prices;

•	our ability to protect or maintain our intellectual property;

•	severe weather, and other natural disasters in areas in which we have stores or distribution facilities;

•	the failure of our information technology or administrative systems to perform as anticipated;

•	data security breaches and the release of confidential customer information;

•	our ability to offset increasing energy costs with more efficient usage;

•	negative effects to our reputation from real or perceived quality or health issues with our food products;

•	our ability to retain and attract senior management and key employees;

•	our ability to renegotiate expiring collective bargaining agreements and new collective bargaining agreements;

•	our ability to satisfy our ongoing capital needs and unanticipated cash requirements;

•	the availability of financing to pursue our expansion into the Chicago market on satisfactory terms or at all;

•	additional indebtedness incurred in the future;

•	our ability to retain and attract qualified store- and distribution-level employees;

•	rising costs of providing employee benefits, including increased pension contributions due to unfunded pension liabilities;

•	changes in law;

•	risks inherent in packaging and distributing pharmaceuticals and other healthcare products;

•	wartime activities, threats or acts of terror or a widespread regional, national or global health epidemic;

•	claims made against us resulting in litigation;

•	changes to financial accounting standards regarding store leases;

•	our high level of fixed lease obligations;

•	further impairment of our goodwill; and

•	other factors discussed under Item 1A—Risk Factors.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, which is incorporated herein by reference. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements as well as other cautionary statements that are made from time to time in our other filings with the SEC and public communications. You should evaluate all forward-looking statements made in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein in the context of these risks and uncertainties.

All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from any sale of shares we offer under this prospectus for working capital and general corporate purposes. We will not receive any proceeds from the sale of shares of common stock offered by selling stockholders under this prospectus.

SELLING STOCKHOLDERS

Information about selling stockholders, if any, including their identities, the amount of common stock owned by each selling stockholder prior to the offering, the amount of common stock to be offered by each selling stockholder and the amount of common stock to be owned by each selling stockholder after completion of the offering, will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus is a part or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus. Such selling stockholders may include (i) certain of our significant stockholders, including Willis Stein, and (ii) certain of our current executive officers and a current director who possess tag-along rights pursuant to the Investor Rights Agreement by and among Willis Stein, the executives, and others (the “Investor Rights Agreement”).

All of the common stock to be offered by selling stockholders under the registration statement of which this prospectus is a part is issued and outstanding as of the date of the filing of the registration statement of which this prospectus is a part. Selling stockholders shall not sell any of our common stock pursuant to this prospectus until we have identified such selling stockholders in a subsequent prospectus supplement. However, selling stockholders may sell or transfer all or a portion of their common stock pursuant to any available exemption from the registration requirements of the Securities Act. The non-employee selling stockholders, which include Willis Stein, all purchased their shares in connection with our original acquisition by Willis Stein. Additionally, Robert Mariano, Darren Karst and the other selling stockholders, who are all current executives or directors of ours, possess tag-along rights pursuant to the Investor Rights Agreement, and all purchased their shares at their respective times of hiring or election.

PLAN OF DISTRIBUTION

We are registering 11,000,000 shares of our common stock for possible sale by us and an additional 16,597,999 shares of our common stock for possible sale by selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in any prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus is a part or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus and donees, pledgees, transferees or other successors-in-interest selling shares received from such selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of the applicable prospectus supplement, post-effective amendment or Exchange Act report.

We and/or selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the New York Stock Exchange, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

We and/or selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by us and/or selling stockholders, as applicable, and, at the time of the determination, may be higher or lower than the market price of our common stock on the New York Stock Exchange or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. We and/or selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with us or selling stockholders, as applicable. We and/or selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from us or selling stockholders, as applicable, or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, dealers, agents or selling stockholders participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

We and/or selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act.

We will bear a portion of the expenses of the offering of common stock, except that selling stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes with respect to their shares of common stock.

We have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of shares. Upon entering into, or upon notification by selling stockholders that they have entered into, any material arrangement with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the applicable seller;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

We and any selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered pursuant to this prospectus. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of us, any selling stockholders and their affiliates.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, we and/or selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 29, 2012, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www. roundys.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings (other than pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement and filings made on or after the date hereof:

•	our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 filed with the SEC on March 22, 2013;

•

our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2013, June 29, 2013 and September 28, 2013 filed with the SEC on May 10, 2013, August 9, 2013 and November 8, 2013, respectively;

•

our Current Reports on Form 8-K filed with the SEC on February 28, 2013, April 29, 2013, May 9, 2013, May 21, 2013, August 8, 2013, November 7, 2013, December 2, 2013, December 6, 2013 and December 23, 2013; and

•

the description of our capital stock, $0.01 par value per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of our Registration Statement on Form S-1, initially filed with the SEC on December 5, 2011 (Registration No. 333-178311), including exhibits, and as amended, which description has been incorporated by reference in Item 1 of our Registration Statement on Form 8-A filed with the SEC on February 7, 2012 (File No. 001-35422).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Our Commission File Number is 001-35422.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.roundys.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at 1-414-231-5000, by email at james.hyland@roundys.com or by mail at Roundy’s, Inc., 875 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Investor Relations.

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.